NOTE

June 11, 2025	Irvine,	California
[Note Date]	[City]	[State]

1398 Seacoast Drive Unit A-D, Imperial Beach, CA 91932
[Property Address]

1. BORROWER'S PROMISE TO PAY

In return for a loan in the amount of U.S. **$2,325,000.00** (the "Principal") that I have received from **AHL Funding DBA American Home Loans, a California Corporation**

(the "Lender"), I promise to pay the Principal, plus interest, to the order of the Lender. I will make all payments under this Note in U.S. currency in the form of cash, check, money order, or other payment method accepted by Lender.

I understand that the Lender may transfer this Note. The Lender or anyone who takes this Note by transfer and who is entitled to receive payments under this Note is called the "Note Holder."

2. INTEREST

Interest will be charged on unpaid Principal until the full amount of the Principal has been paid. I will pay interest at a yearly rate of **7.250 %.**

The interest rate required by this Section 2 is the rate I will pay both before and after any default described in Section 6(B) of this Note.

3. PAYMENTS

(A) Time and Place of Payments

I will pay principal and interest by making a payment every month. This amount is called my "Monthly Payment."

I will make my Monthly Payment on the **1st** day of each month beginning on **August 1, 2025.** I will make these payments every month until I have paid all of the Principal and interest and any other charges described below that I may owe under this Note. Each Monthly Payment will be applied as of its scheduled due date and will be applied to interest before the Principal. If, on **July 1, 2055,** I still owe amounts under this Note, I will pay those amounts on that date, which is called the "Maturity Date."

I will make my Monthly Payments at **4 Park Plaza, Suite 730**
Irvine, CA 92614

or at a different place if required by the Note Holder.

(B) Amount of Monthly Payments

My Monthly Payment will be in the amount of U.S. **$15,860.60.** This payment amount does not include any property taxes, insurance, or other charges that I may be required to pay each month.

4. BORROWER'S RIGHT TO PREPAY

I have the right to make payments of principal at any time before they are due. A payment of principal only is known as a "Prepayment." When I make a Prepayment, I will notify the Note Holder in writing that I am doing so. I may not designate a payment as a Prepayment if I have not made all the Monthly Payments then due under this Note.

I may make a full Prepayment or partial Prepayments without paying a Prepayment charge. The Note Holder will use my Prepayments to reduce the amount of Principal that I owe under this Note. However, the Note Holder may apply my Prepayment to the accrued and unpaid interest on the Prepayment amount, before applying my Prepayment to reduce the Principal amount of the Note. If I make a partial Prepayment, there will be no changes in the due date or in the amount of my Monthly Payment unless the Note Holder agrees in writing to those changes. **THIS SECTION IS SUPERSEDED BY THE ADDENDUM ATTACHED HERETO AND MADE A PART HEREOF.**

5. LOAN CHARGES

If applicable law sets maximum loan charges, and that law is finally interpreted so that the interest or other loan charges collected or to be collected in connection with the loan exceed the permitted limits, then (a) any such loan charge will be reduced by the amount necessary to reduce the charge to the permitted limit, and (b) any sums already collected from me that exceeded permitted limits will be refunded to me. The Note Holder may choose to make this refund by reducing the Principal I owe under this Note or by making a direct payment to me. If a refund reduces Principal, the reduction will be treated as a partial Prepayment.

6. BORROWER'S FAILURE TO PAY AS REQUIRED

(A) Late Charges for Overdue Payments

If the Note Holder has not received the full amount of any Monthly Payment by the end of **15** calendar days after the date it is due, I will pay a late charge to the Note Holder. The amount of the charge will be **5.000 %** of my overdue Monthly Payment. I will pay this late charge promptly but only once on each late payment. **LATE CHARGE WILL NOT EXCEED $793.03.**

(B) Default

If I do not pay the full amount of each Monthly Payment on the date it is due, I will be in default.

(C) Notice of Default

If I am in default, the Note Holder may send me a written notice telling me that if I do not pay the overdue amount by a certain date, the Note Holder may require me to pay immediately the full amount of unpaid Principal, all the interest that I owe on that amount, and other charges due under this Note (the "Default Balance"). That date must be at least 30 days after the date on which the notice is mailed to me or delivered by other means.

(D) No Waiver By Note Holder

If I am in default and the Note Holder does not require me to pay the Default Balance immediately as described above, the Note Holder will still have the right to do so if I continue to be in default or if I am in default at a later time.

(E) Payment of Note Holder's Costs and Expenses

If the Note Holder has required me to pay the Default Balance immediately as described above, the Note Holder will have the right to be paid back by me for all of its costs and expenses in enforcing this Note to the extent not prohibited by applicable law. Those expenses include, for example, reasonable attorneys' fees and costs.

7. GIVING OF NOTICES

(A) Notice to Borrower

Unless applicable law requires a different method, any notice that must be given to me under this Note will be given by delivering it, or by mailing it by first class mail, to me at the Property Address above or at a different address if I give the Note Holder a notice of my different address. I will promptly notify the Note Holder of any change to my physical address and of any change to my mailing address. Unless applicable law requires otherwise, notice may instead be sent by e-mail or other electronic communication if agreed to by me and the Note Holder in writing and if I have provided the Note Holder with my current e-mail address or other electronic address. If I have agreed with the Note Holder that notice may be given by e-mail or other electronic communication, I will promptly notify the Note Holder of any changes to my e-mail address or other electronic address.

(B) Notice to Note Holder

Any notice that I must give to the Note Holder under this Note will be delivered by first class mail to the Note Holder at the address stated in Section 3(A) above or at a different address if I am given a notice of that different address.

8. OBLIGATIONS OF PERSONS UNDER THIS NOTE

If more than one person signs this Note, each person is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who is a guarantor, surety, or endorser of this Note is also obligated to do these things. Any person who takes over these obligations, including the obligations of a guarantor, surety, or endorser of this Note, is also obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights under this Note against each person individually or against all of us together. This means that any one of us may be required to pay all of the amounts owed under this Note.

9. WAIVERS

I and any other person who has obligations under this Note waive the rights of Presentment and Notice of Dishonor. "Presentment" means the right to require the Note Holder to demand payment of amounts due. "Notice of Dishonor" means the right to require the Note Holder to give notice to other persons that amounts due have not been paid.

10. UNIFORM SECURED NOTE

This Note is a uniform instrument with limited variations in some jurisdictions. In addition to the protections given to the Note Holder under this Note, a Mortgage, Mortgage Deed, Deed of Trust, or Security Deed (the "Security Instrument"), dated the same date as this Note, protects the Note Holder from possible losses that might result if I do not keep the promises that I make in this Note. That Security Instrument also describes how and under what conditions I may be required to make immediate payment of all amounts I owe under this Note. Some of those conditions are described as follows:

If all or any part of the Property or any Interest in the Property is sold or transferred (or if Borrower is not a natural person and a beneficial interest in Borrower is sold or transferred) without Lender's prior written consent, Lender may require immediate payment in full of all sums secured by this Security Instrument. However, Lender will not exercise this option if such exercise is prohibited by Applicable Law.

If Lender exercises this option, Lender will give Borrower notice of acceleration. The notice will provide a period of not less than 30 days from the date the notice is given in accordance with Section 16 within which Borrower must pay all sums secured by this Security Instrument. If Borrower fails to pay these sums prior to, or upon, the expiration of this period, Lender may invoke any remedies permitted by this Security Instrument without further notice or demand on Borrower and will be entitled to collect all expenses incurred in pursuing such remedies, including, but not limited to: (a) reasonable attorneys' fees and costs; (b) property inspection and valuation fees; and (c) other fees incurred to protect Lender's Interest in the Property and/or rights under this Security Instrument.

WITNESS THE HAND(S) AND SEAL(S) OF THE UNDERSIGNED.
THE PROVISIONS IN THE ADDENDUM ATTACHED HERETO ARE HEREBY INCORPORATED INTO AND SHALL AMEND AND SUPPLEMENT THIS NOTE.

CALTIER IB LLC

_______________________________ **(Seal)**
BY PARKER SMITH - MANAGER

[Sign Original Only]

Lender: AHL Funding DBA American Home Loans
NMLS ID: 1370963
Loan Originator: Peter Jordan Strzelecki
NMLS ID: 2051614